Exhibit 99.1

NEWS RELEASE

For More Information Contact:
Kevin Berry, Chief Financial Officer
(408) 934-3144 kevinb@cmd.com

California Micro Devices Reports June Quarter Results

MILPITAS, Calif. — August 4, 2009 — California Micro Devices (Nasdaq: CAMD) today announced financial results for the first quarter of fiscal 2010, which ended June 30, 2009. Revenue was $9.3 million, slightly above the midpoint of guidance, compared to $14.1 million a year ago. GAAP EPS was a loss of ($0.15) at the midpoint of guidance compared to ($0.04) a year ago. Non-GAAP EPS was a loss of ($0.13) also at the midpoint of guidance compared to ($0.02) a year ago. For purposes of this release, non-GAAP EPS is calculated excluding employee stock-based compensation expenses, acquisition-related intangible asset amortization, and using a cash basis tax rate.

“I am happy to say that we are seeing clear signs that business conditions are improving,” said Robert. V. Dickinson, president and chief executive officer. “Revenue increased slightly in Q1 and we expect to see growth accelerate this quarter and continue in Q3 due to increased market share, a gradual replenishment in inventories from levels that remain low by historical standards, and modest economic growth. In particular, we expect to increase our market share in handset protection starting this quarter and continuing from there.”

Fiscal Q1 Highlights

Dickinson noted that the company made progress on a number of fronts during the quarter:

•	Bookings grew to $11.2 million, up 37 percent from Q4

•	Book-to-bill increased to 1.2, up substantially from Q4

•	Q2 beginning backlog was up 35 percent from Q1

•	Non-GAAP OPEX was $200,000 less than in Q4 and $800,000 less than Q2 high point a year ago

•	Net inventory decreased by $800,000 from Q4

•	Operating cash consumption decreased by $1.2 million compared to Q4

•	Praetorian® III filter design wins were secured at three Top 5 handset customers

•	LuxGuard™ products were sampled to leading High Brightness LED (HBLED) suppliers

•	PicoGuard® XS products were designed into 11 new Sharp Aquos® LCD TVs.

Dickinson added, “As part of our ongoing effort to secure the best return for shareholders, we have decided to focus on our core protection business going forward. Because of the impact of the downturn on current demand and changes in customer product roadmaps, revenue from our display controller products has not lived up to our expectations. While there are significant new opportunities, they are unlikely to materialize soon enough to justify continued investment in this product line in the current environment. By cutting back in this area we will be able to return to positive cash flow and profitability more quickly without compromising the investment in the new protection products needed to strengthen our position in that market.”

California Micro Devices Corporation • 490 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.cmd.com • Tel: 408.263-3214 • Fax: 408.263-7846

Fiscal Q2 Outlook

The company anticipates that Q2 revenue will be between $9.5 and $11.0 million with a GAAP EPS loss of between ($0.11) and ($0.13), and non-GAAP EPS loss of between ($0.08) and ($0.10). The company also expects non-GAAP gross margin to rebound significantly to between 29 and 30 percent, up from 25 percent in Q1, and operating cash flow to be between a negative $500,000 and a positive $100,000, compared to a negative $1.2 million in Q1.

According to Dickinson, “Our goal is to return to positive cash flow and profitability this fiscal year. In addition to reducing spending on display controllers, we have identified other cost savings that we can make without jeopardizing critical projects and capabilities. We are moving to implement all of these cost savings before the end of Q2 and, as a result, expect to return to positive cash flow by Q3 and profitability by Q4.”

Live Webcast and Phone Access

California Micro Devices will hold a conference call today at 2:00 p.m. Pacific Time to discuss its financial results.

The live webcast (audio-with-slides) may be accessed by connecting to: http://tinyurl.com/calmicro. To access the conference live by phone (audio only) within the USA, dial 877-941-1466; outside the USA, dial 480-629-9677. Subsequent replay of the webcast may be accessed by connecting to the company’s Investor Relations link at www.cmd.com. The webcast replay will be available at about 4:00 p.m. Pacific Time on the day of the call and continue for one year.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application specific analog semiconductor products for the mobile handset, high brightness LED (HBLED), digital consumer electronics and personal computer markets. Key product lines include protection devices for mobile handsets, HBLEDs, digital consumer electronics products and personal computers. Detailed corporate and product information may be accessed at www.cmd.com.

All statements contained in this press release that are not historical facts are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. Forward-looking statements made in this release include our expected revenues, GAAP and non-GAAP loss per share, non-GAAP gross margin, and operating cash flow for the second quarter of fiscal 2010; our expectation that our growth will accelerate during the second quarter and continue in third quarter due to increased market share (particularly in the handset protection market), a gradual replenishment in inventories from levels that remain low by historical standards, and modest economic growth; our goal to return to positive cash flow and profitability; and our ability to cut back our display controller product line and make other cost savings before the end of Q2 without jeopardizing critical projects and capabilities which we believe will enable us to return to positive cash flow by Q3 and profitability by Q4. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether there is increasing economic stability in end demand as we have assumed in our demand forecast, whether the designed performance of our devices satisfies our customers’ requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion and/or loss of market share for us, whether we encounter any difficulty in obtaining the requisite supply of quality product from our contract manufacturers, contract assemblers and test houses without interruption or unanticipated price increases, whether we are able to make expense cuts as rapidly as we expect and not jeopardize critical projects; and whether we incur unexpected operating expenses as well as the risk factors detailed in the company’s Form 8K, 10K, and 10Q filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ

California Micro Devices Corporation • 490 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.cmd.com • Tel: 408.263-3214 • Fax: 408.263-7846

materially from those discussed above. These forward-looking statements speak only as to the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company’s earnings release contains non-GAAP financial measures that exclude the effects of employee share-based compensation and the requirements of SFAS No. 123R, “Share-based Payment” (“123R”). The non-GAAP financial measures used by management and disclosed by the company exclude the income statement effects of all forms of employee share-based compensation and the effects of 123R upon the number of diluted shares used in calculating non-GAAP earnings per share. The non-GAAP financial measures also exclude amortization of acquisition-related intangible assets. In addition, these non-GAAP measures utilize a tax rate that is based upon the income taxes the company expects to actually pay relating to the activities and results for the relevant fiscal time period. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. For additional information regarding these non-GAAP financial measures, see the Form 8-K dated August 4, 2009 that the company has filed with the Securities and Exchange Commission.

#     #     #

California Micro Devices Corporation • 490 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.cmd.com • Tel: 408.263-3214 • Fax: 408.263-7846

California Micro Devices Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

(Unaudited)

	June 30, 2009	March 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$44,330	$45,605
Accounts receivable, net	4,569	4,168
Inventories	4,416	5,228
Deferred tax assets	184	183
Prepaid expenses and other current assets	956	1,089

Total current assets	54,455	56,273
Property, plant and equipment, net	2,994	3,525
Intangible assets, net	17	23
Other long-term assets	85	92

TOTAL ASSETS	$57,551	$59,913

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,704	$3,775
Accrued liabilities	1,329	1,585
Deferred margin on shipments to distributors	1,038	974

Total current liabilities	7,071	6,334
Other long-term liabilities	207	221

TOTAL LIABILITIES	7,278	6,555

Commitments and contingencies

Stockholders' equity:
Preferred stock—10,000,000 shares authorized; none issued and outstanding as of June 30, 2009 and March 31, 2009	—	—
Common stock and additional paid-in capital—$0.001 par value; 50,000,000 shares authorized; 23,677,738 shares issued and 22,917,914 shares outstanding as of June 30, 2009 and 23,553,019 shares issued and 22,879,696 shares outstanding as of March 31, 2009	120,988	120,383
Accumulated deficit	(69,054)	(65,602)

	51,934	54,781
Treasury stock, at cost; 759,824 shares as of June 30, 2009 and 673,323 shares as of March 31, 2009	(1,661)	(1,423)

Total stockholders' equity	50,273	53,358

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$57,551	$59,913

California Micro Devices Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2009	2008
Net sales	$9,348	$14,099
Cost of sales	7,067	9,355

Gross Margin	2,281	4,744
Operating expenses:
Research and development	2,117	2,284
Selling, general and administrative	3,617	3,865
Amortization of intangible assets	6	34

Total operating expenses	5,740	6,183

Operating loss	(3,459)	(1,439)
Other income (expense), net	(11)	294

Loss before income taxes	(3,470)	(1,145)
Income tax benefit	(18)	(226)

Net loss	$(3,452)	$(919)

Net loss per share–basic and diluted	$(0.15)	$(0.04)

Weighted average common shares outstanding–basic and diluted	22,892	23,366

California Micro Devices Corporation

FINANCIAL SUMMARY (NON-GAAP)

(amounts in thousands, except per share data)

(Unaudited)

GAAP TO NON-GAAP RECONCILIATION:

	Three Months Ended June 30,
	2009	2008
Gross Margin:
GAAP Gross Margin	$2,281	$4,744
GAAP Gross Margin %	24%	34%
Reconciling items:
Stock-based compensation expense under SFAS 123(R), net of tax	$60	$80

NON-GAAP Gross Margin	$2,341	$4,824
NON-GAAP Gross Margin %	25%	34%

Net Loss:
GAAP Net Loss	$(3,452)	$(919)
Reconciling items:
Amortization of intangible assets	6	34
Stock-based compensation expense under SFAS 123(R), net of tax	396	564
Difference between effective tax rate and cash basis tax rate	(21)	(257)

Total Adjustments	$381	$341

NON-GAAP Net Loss	$(3,071)	$(578)

Net Loss Per Share—Basic and diluted:
GAAP Net Loss Per Share—Basic and diluted	$(0.15)	$(0.04)
Reconciling items:
Amortization of intangible assets	—	—
Stock-based compensation expense under SFAS 123(R), net of tax	0.02	0.03
Difference between effective tax rate and cash basis tax rate	—	(0.01)

Total Adjustments	$0.02	$0.02

NON-GAAP Net Loss Per Share—Basic and diluted	$(0.13)	$(0.02)

Weighted average shares used to calculate GAAP EPS—Basic and diluted	22,892	23,366
Weighted average shares used to calculate NON-GAAP EPS—Basic and diluted	22,892	23,366